EXHIBIT 99

[LOGO] VIROPHARMA INCORPORATED	Contact:	Kori Beer Director, Corporate Communications ViroPharma Incorporated Phone 610 321-6288

ViroPharma Licenses Rights from GlaxoSmithKline for Product Candidate for Cytomegalovirus (CMV) in Immunocompromised Patients

Published Data Support Progression to Phase 1 / 2 Clinical Trials in Patients with CMV

Exton, PA, 2003, August 11, 2003 – ViroPharma Incorporated (Nasdaq: VPHM) today announced the acquisition of worldwide rights (excluding Japan) from GlaxoSmithKline (GSK) to an antiviral compound, maribavir (1263W94), for the treatment of human cytomegalovirus (HCMV) disease. Maribavir (1263W94) is a benzimidazole compound that was in development by GSK for the treatment of CMV retinitis in HIV+ patients. Initial Phase 1 data in HIV+ patients demonstrated an antiviral effect and an acceptable safety profile sufficient to support progression of the development of the compound. ViroPharma will focus initially on patients who have received a hematopoietic stem cell (e.g., bone marrow) or solid organ transplant, and are at risk for or have been infected with CMV. ViroPharma expects to initiate phase 1 / 2 clinical trials in transplant patients in the fourth quarter of 2003 or the first quarter of 2004.

Under the terms of the agreement, ViroPharma has exclusive worldwide rights (excluding Japan) to develop and commercialize maribavir (1263W94), for the prevention and treatment of cytomegalovirus infections related to transplant (including solid organ and hematopoietic stem cell transplantation), congenital transmission, and in patients with HIV infection. ViroPharma paid GSK a $3.5 million up-front licensing fee and will pay additional milestones based upon defined clinical development and regulatory events. The company also will pay royalties to GSK and its licensor on product sales in the United States and rest of world (excluding Japan).

“Given that the incidence of CMV infection in transplant patients is substantial, there clearly exists a need for antiviral medicines that are both safe and effective against CMV in order to reduce the risk to these patients,” said Stephen Villano, M.D., ViroPharma’s director of clinical research. “What gives us confidence to advance the compound into phase 1 / 2 clinical trials is that previously published clinical data for this compound in HIV-infected men demonstrated antiviral activity, oral bioavailability and a safety and tolerability profile that supports its continued development. This makes the compound attractive to ViroPharma as a potential anti-CMV product. Further, this opportunity fits well with ViroPharma’s commercial strategy to address well defined markets.”

Maribavir (1263W94 Data)

Maribavir is a benzimidazole compound being studied for the prevention and treatment of cytomegalovirus (CMV) infections. To date, maribavir has been administered orally to 100 human subjects in several Phase 1 studies. In the largest of these studies, 78 HIV-infected men with asymptomatic CMV shedding received one of six different dosage regimens of oral maribavir or placebo for 28 days. Maribavir was rapidly absorbed and demonstrated dose-proportional exposure with increasing doses. Based on mean reductions of 2.9 to 3.7 log10 concentrations of CMV as measured in semen using a plaque assay, in vivo anti-CMV activity was evident at all of the dosage regimens tested. Maribavir was generally well tolerated in this study; taste disturbance was the most frequently reported adverse event. Results from this study were published in an article entitled, “Phase I dose escalation trial evaluating the pharmacokinetics, anti-human cytomegalovirus (HCMV) activity, and safety of 1263W94 in human immunodeficiency virus-infected men with asymptomatic HCMV shedding,” Lalezari JP, Aberg JA, Wang LH, et al. Antimicrob Agents Chemother 2002; 46:2969-2976.

HCMV Overview

Human Cytomegalovirus, or HCMV, is a member of the herpes virus group, which includes the viruses that causes chicken pox, mononucleosis and herpes simplexes 1 and 2. Like other herpesviruses, HCMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50% and 85% of adults in the U.S. by 40 years of age. In most individuals with intact immune systems, CMV causes little to no apparent illness. However, in immunocompromised individuals, CMV can lead to serious disease or death. Before the availability of potent anti-HIV therapy, CMV associated retinitis was commonly seen in patients with HIV/AIDS. Currently, patients who are immunosuppressed following hematopoietic stem cell (e.g., bone marrow) or solid organ transplantation remain at high risk of CMV infection. In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma plans to initiate Phase 1 / 2 clinical trials in cytomegalovirus (CMV) during the fourth quarter of 2003 or the first quarter of 2004, and Phase 1 clinical trials in hepatitis C virus (HCV) in the first quarter of 2004. ViroPharma also is considering the development of an intranasal formulation of Picovir® for the treatment of the common cold and the development of Picovir® to treat patients suffering from severe or life-threatening enteroviral infections, and has a bioterrorism and emerging virus disease drug discovery and development program.

This press release contains forward-looking statements, including those relating to ViroPharma’s plan to advance maribavir initially for the prevention and treatment of CMV infection in transplant patients, and the company’s plans to initiate Phase 1 / 2 clinical trials in transplant patients in the fourth quarter of 2003 or the first quarter of 2004 and to initiate Phase 1 clinical studies in HCV in the first quarter of 2004. The clinical development of investigational pharmaceutical products is subject to risks and uncertainties. There can be no assurance that ViroPharma’s studies of any of its product candidates can be conducted within the timeframe that the company expects, or that such studies will yield positive results. Also, the Phase 1 data of maribavir in HIV-infected patients with CMV are not necessarily predictive of maribavir’s safety or efficacy in the transplant patients. These and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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